Exhibit 99.1

CONTACT: RehabCare Group, Inc.
Jay W. Shreiner
Chief Financial Officer
Betty Cammarata, Dir-Investor Relations
Press: David Totaro, Senior Vice
President, Corporate Marketing &
Communications
(314) 863-7422 or
Financial Dynamics
Gordon McCoun/Theresa Kelleher
Press: Sean Leous (212) 850-5600

FOR IMMEDIATE RELEASE

Wednesday, August 1, 2007

REHABCARE REPORTS SECOND QUARTER 2007 RESULTS

•	Contract Therapy achieves a $3.3 million sequential improvement in operating earnings
•	Freestanding Hospitals records a $4.9 million impairment charge, as previously disclosed, ($0.17 per diluted share after tax) due to a change in Medicare regulation
•	Hospital Rehabilitation Services still impacted by regulatory uncertainty

ST. LOUIS, MO, August 1, 2007--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and six months ended June 30, 2007. Comparative results for the quarter follow.

	Quarter Ended		Six Months Ended
Amounts in millions, except per share data	June 30,		June 30,
	2007	2006	2007	2006
Consolidated Operating Revenues	$181.1	$127.7	$365.1	$249.4
Consolidated Operating Earnings (a)	4.2	6.1	9.8	9.9
Consolidated Net Earnings (b)	1.7	3.5	3.6	2.9
Consolidated Diluted Earnings per Share	0.09	0.20	0.21	0.17

Contract Therapy Operating Revenues	100.3	63.1	203.1	120.5
Contract Therapy Operating Earnings (Loss)	1.1	0.7	(1.1)	(0.6)

HRS Inpatient Operating Revenues	30.6	32.6	62.7	66.2
HRS Outpatient Operating Revenues	11.2	12.6	22.4	25.4
HRS Operating Revenues	41.8	45.2	85.1	91.6
HRS Operating Earnings	5.4	4.7	10.6	10.2

Freestanding Hospitals Operating Revenues	27.0	16.9	53.0	32.0
Freestanding Hospitals Operating Earnings(Loss)(a)	(3.1)	0.5	(1.2)	0.2

Other Healthcare Services Operating Revenues	12.2	2.6	24.4	5.3
Other Healthcare Services Operating Earnings	0.8	—	1.5	—

Equity in Net Income (Loss) of Affiliates (b)	0.1	(0.1)	0.1	(2.9)

(a)	Includes a pretax impairment charge on a Louisiana Specialty Hospital intangible asset of $4.9 million, or $0.17 per diluted share after tax, in the quarter and six months ended June 30, 2007.
(b)	Includes an after tax loss on RehabCare’s equity investment in InteliStaf of $2.8 million, or $0.16 per diluted share after tax, in the six months ended June 30, 2006.

REHABCARE REPORTS SECOND QUARTER 2007 RESULTS	Page 2

John H. Short, Ph.D., president and chief executive officer, commented, “We made meaningful strides toward achieving operating efficiencies in this challenging environment. However, several operating issues at one of our facilities negatively impacted the performance of our Freestanding Hospitals division. We are seeing positive trends in some of our key operating measures in Contract Therapy (CT) and Hospital Rehabilitation Services (HRS). We also had another strong quarter of cash flow from operations, which we used to pay down long-term debt and enhance our liquidity.”

Dr. Short continued, “In our Contract Therapy division we completed on schedule the rollout of the point-of-service technology at the former RehabWorks’ sites and the training of staff during the quarter. We saw reduced unit labor costs as productivity improved and wage management controls gained traction. As a result, we achieved significant increases in operating earnings sequentially. Our HRS division continues to struggle with the uncertainties overhanging the industry around implementation of the 75% Rule. A concentrated effort to improve staff productivity and control of corporate expenses enabled us to increase margins from recent levels, but revenue growth remains challenging while we and our hospital partners work to mitigate the impact of the 75% Rule on ARU admissions.”

Financial Overview of Second Quarter

Net revenues for the second quarter 2007 were $181.1 million compared to $127.7 million from the year-ago quarter, an increase of $53.4 million or 41.8 percent. Acquisitions, primarily in the Contract Therapy and Freestanding Hospitals’ divisions, accounted for $51.2 million of the year-over-year increase in operating revenue.

Consolidated net earnings were $1.7 million in the second quarter 2007 compared to $3.5 million in the second quarter 2006. Earnings per share on a fully diluted basis for the second quarter 2007 were $0.09 compared to $0.20 for the same period last year. These earnings reflect a previously announced $4.9 million pre-tax impairment charge, equal to $0.17 per diluted share after tax, to write down the value of an intangible asset related to the Louisiana Specialty Hospital’s statutory exemption from the 25% Rule for long-term acute care hospitals (LTACHs). The impairment charge was necessary to reduce the carrying value of the intangible asset to its estimated fair value based on the impact of the new Medicare regulation that extends the 25% Rule to all LTACHs, including those LTACHs that previously operated under the statutory exemption.

Consolidated net earnings for the second quarter of 2007 also included $2.3 million of pre-tax interest expense related to debt incurred by the Company for acquisitions and joint ventures and $0.7 million non-recurring pre-tax interest income on an Internal Revenue Service (IRS) refund claim.

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REHABCARE REPORTS SECOND QUARTER 2007 RESULTS	Page 3

During the second quarter of 2007, the Company was advised by the IRS that its amended tax returns had been accepted. Payment of the $4.2 million refund, inclusive of the aforementioned interest, was received in July 2007.

The Contract Therapy division’s operating revenues for the second quarter of 2007 increased 59.0 percent to $100.3 million, compared to $63.1 million in the year ago quarter. The division’s operating earnings for the quarter were $1.1 million compared to $0.7 million in the prior year quarter and a loss of $2.2 million in the prior quarter. As of June 30, 2007, the division operated 1,110 locations compared to 793 locations at June 30, 2006. The acquisition of former RehabWorks’ operations, which added $38.6 million of revenue to the division for the quarter, was the primary reason for the year-over-year second quarter increase in revenues and number of locations. Same store revenues in the second quarter of 2007 for the legacy CT business grew at a rate of 6.4 percent compared to the second quarter of 2006.

The sequential improvement of $3.3 million in operating earnings was due to increased same store revenues and declines in labor costs as the division has begun to realize efficiencies from the integration of former RehabWorks’ units.

The Hospital Rehabilitation Services division’s second quarter net revenues decreased 7.5 percent to $41.8 million, compared to $45.2 million in the year ago quarter. As of June 30, 2007, HRS operated 161 programs compared to 175 at June 30, 2006. During the same period, acute rehab units (ARUs) decreased from 119 to 110. The division had two ARU signings in the second quarter, one of which will open this year.

Inpatient operating revenues declined 6.1 percent year-over-year primarily as a result of a 5.0 percent decline in average units operated. Same store 75% Rule qualifying admissions decreased by 0.6 percent compared to the second quarter of 2006. The average 75% Rule compliance level for Inpatient for the second quarter was 63.7 percent. Outpatient operating revenues declined 11.1 percent, primarily attributable to an 18.5 percent year-over-year decline in average units operated and partially offset by an increase in same store revenue of 4.9 percent.

Operating earnings for the division were negatively impacted by fewer units in operation. Nevertheless, operating earnings increased by $0.7 million to $5.4 million, or 12.9 percent of operating revenues, in the current quarter. This improvement reflects successful initiatives to control operating expenses and greater leverage of selling, general and administrative expenses with the acquisition of Symphony.

The Freestanding Hospitals division’s net revenues for the second quarter of 2007 increased 60.0 percent to $27.0 million, compared to $16.9 million in the year ago quarter. The division experienced a 26.1 percent increase in year-over-year same store revenue.

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REHABCARE REPORTS SECOND QUARTER 2007 RESULTS	Page 4

Despite the substantial revenue growth over the past year, operating earnings for the division declined year-over-year and from the previous quarter. This decline is mostly attributable to the pre-tax $4.9 million impairment charge on Louisiana Specialty Hospital’s statutory exemption intangible asset. Results were negatively impacted by a $0.6 million contractual revenue adjustment, operating issues and reduced patient census at one of our hospitals. Results were positively impacted, however, by net favorable revenue adjustments of $1.4 million for prior-year Medicare and Medicaid cost reports for the four hospitals acquired in the MeadowBrook transaction. Rehab hospitals within the division, which the Company managed to an average 75% Rule compliance level of 59 percent during the quarter, are expected to be fully compliant at the end of their respective compliance periods. Year-over-ye ar same store compliant admissions increased 31.9 percent for the quarter.

Balance Sheet

For the six months ended June 30, 2007, the Company generated cash from operations of $18.6 million; paid down $11.6 million in long-term debt; and expended $4.3 million for capital expenditures, including $2.9 million for the Company’s Freestanding Hospitals division, primarily on developing its Seton joint venture in Austin, Texas, and adding a high observation unit in one of its LTACHs. The remaining $1.4 million of capital expenditures were principally related to information systems. Days sales outstanding were 74.9 at June 30, 2007 compared to 77.9 at December 31, 2006 and 72.9 at March 31, 2007.

At June 30, the Company had approximately $12.0 million in cash and cash equivalents compared to $9.4 million at December 31, 2006. The Company had $102.5 million in outstanding debt under its revolving credit facility with a weighted average interest rate of approximately 7.2 percent. Total debt outstanding was $109 million at June 30 down from $120.6 million at December 31, 2006.

Legislative & Regulatory Update

Earlier this week, the House Ways & Means Committee released HR 3162; the Children’s Health and Medicare Protection Act of 2007, a bill to re-authorize the State’s Children’s Health Insurance Program or SCHIP, and establish a Medicare package. The bill is currently scheduled to go to the House floor later this week. Within the bill are numerous Medicare provisions, which we are closely monitoring.

Physician Fee Schedule

Used as the charge basis for Medicare part B therapy services, the bill would provide a 0.5% increase in the physician fee schedule versus a 9.9% scheduled reduction beginning January 2008.

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REHABCARE REPORTS SECOND QUARTER 2007 RESULTS	Page 5

75% Rule for Inpatient Rehabilitation Facilities

Beginning with cost report periods July 1, 2007, the compliance threshold moved to 65%. If enacted, the bill would permanently freeze the threshold at 60%. It would also extend the use of co-morbidities that are set to expire in July 2008. Additional language was included that would reduce payment rates for hip and knee replacements and hip fractures, while providing for a 1% market basket increase versus the scheduled 3.2%.

Skilled Nursing Facilities Market Basket

The bill would freeze payment rates on skilled nursing facilities for 2008 as compared to the 3.3% increase currently scheduled.

Payment and Coverage Changes for LTACH’s

The bill would among other things impose new provisions including:

•	Creating specific patient and facility admission criteria
•	Imposing a 4 year moratorium on new development
•	Preventing the 25% rule affecting grandfathered LTACH’s
•	Limiting the short stay outlier policy
•	Freezing payment rates for 2008

Therapy Cap Exceptions Process

Provides a two year extension of the exceptions process for the Medicare part B therapy cap and requires Health and Human Services to conduct a study on a refined payment plan.

2007 Outlook

The Company will not be providing annual revenue and earnings per share guidance, but believes:

•

The Contract Therapy division will achieve quarterly sequential improvement in operating earnings. While our initiatives to improve operating performance are gaining traction, we now anticipate a recovery to operating earnings margins of 4.5 to 5.5 percent will occur during 2008;

•

The Hospital Rehabilitation Services division is expected to continue to experience modest declines in units and in same store discharges in 2007 until implementation of the 75% Rule is clarified legislatively; and

•

Within the Freestanding Hospitals division, we are anticipating the group of hospitals that we have operated for more than one year to maintain 17-19 percent EBITDA margins before corporate overhead in the remaining quarters of 2007. Division EBITDA margins will be negatively impacted by start-up costs associated with our new hospitals in Austin and North Kansas City.

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REHABCARE REPORTS SECOND QUARTER 2007 RESULTS	Page 6

Conclusion

Dr. Short concluded, “As we continue to contend with the headwinds facing our industry, we are encouraged by the recent traction of our initiatives and believe that we are well positioned for sequential improved performance and profitability going forward. During this period of regulatory uncertainty, we are focused on managing our costs and productivity, things we can control, to drive higher profits.”

About RehabCare Group

Established in 1982 and headquartered in St. Louis, MO, RehabCare (www.rehabcare.com) is a leading provider of rehabilitation program management services in partnership with nearly 1,300 hospitals and skilled nursing facilities in 43 states, the District of Columbia and Puerto Rico. The company also operates freestanding rehabilitation hospitals and long-term acute care hospitals across the country. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.

A listen-only simulcast of RehabCare’s second quarter conference call will be available on the Company’s web site at www.rehabcare.com, under For Our Investors, Webcasts, and online at www.earnings.com, beginning at 10:00 Eastern time today. An online replay will be available until August 22, 2007. A telephonic replay of the call will be available beginning at approximately 1:00 P.M. Eastern time today and ending at midnight on August 22, 2007. The dial-in number for the replay is (630) 652-3041 and the access code is 18246244.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; our ability to comply with the terms of our borrowing agreements; changes in governmental reimbursement rates and other regulations or policies affecting reimbursement for the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other

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REHABCARE REPORTS SECOND QUARTER 2007 RESULTS	Page 7

governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census leve l s and number of patient visits; the adequacy and effectiveness of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; changes in federal and state income tax laws and regulations, the effectiveness of our tax planning strategies and the sustainability of our tax positions; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

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REHABCARE REPORTS SECOND QUARTER 2007 RESULTS	Page 8

I. Condensed Consolidated Statements of Earnings
(Unaudited; amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues	$181,086	$127,666	$365,096	$249,384
Costs & expenses
Operating	145,691	101,074	297,913	198,314
Selling, general & administrative:
Divisions	11,744	9,690	23,409	18,846
Corporate	10,283	8,080	20,560	16,629
Impairment of intangible asset	4,906	-	4,906	-
Depreciation & amortization	4,213	2,957	8,525	5,861
Restructuring	—	(191)	—	(191)
Total costs & expenses	176,837	121,610	355,313	239,459

Operating earnings, net	4,249	6,056	9,783	9,925

Interest income	713	149	742	344

Interest expense	(2,257)	(302)	(4,576)	(565)

Other income (expense), net	(63)	13	(61)	(26)

Earnings before income taxes, equity in net loss of affiliates and minority interests	2,642	5,916	5,888	9,678

Income taxes	(1,057)	(2,337)	(2,355)	(3,823)
Equity in net income (loss) of affiliates	52	(102)	89	(2,943)
Minority interests	14	3	26	3

Net earnings	$1,651	$3,480	$3,648	$2,915

Diluted earnings per share	$0.09	$0.20	$0.21	$0.17

Weighted average diluted shares	17,407	17,232	17,366	17,202

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REHABCARE REPORTS SECOND QUARTER 2007 RESULTS	Page 9

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	Unaudited
	June 30,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$12,043	$9,430
Accounts receivable, net	148,565	153,688
Deferred tax assets	18,129	6,065
Other current assets	10,802	8,932
Total current assets	189,539	178,115

Property and equipment, net	30,095	31,833
Excess of cost over net assets acquired, net	168,729	167,440
Intangible assets	30,001	36,950
Investment in unconsolidated affiliate	4,503	3,295
Other assets	8,896	10,663
	$431,763	$428,296
Liabilities & Stockholders’ Equity
Current portion of long-term debt	$11,500	$5,559
Payables & accruals	83,272	86,574
Total current liabilities	94,772	92,133

Long-term debt, less current portion	97,500	115,000
Other non-current liabilities	8,677	10,298
Minority interest	324	86
Stockholders’ equity	230,490	210,779
	$431,763	$428,296

III. Condensed Consolidated Statements of Cash Flows
(Unaudited; amounts in thousands)
	Six Months Ended
	June 30,
	2007	2006

Net cash provided by operating activities	$18,636	$4,857
Net cash used in investing activities	(5,270)	(125,605)
Net cash (used in) provided by financing activities	(10,753)	100,817

Net increase (decrease) in cash and cash equivalents	2,613	(19,931)
Cash and cash equivalents at beginning of period	9,430	28,103
Cash and cash equivalents at end of period	$12,043	$8,172

Supplemental information:
Additions to property and equipment	$(4,288)	$(6,322)

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REHABCARE REPORTS SECOND QUARTER 2007 RESULTS	Page 10

IV. Operating Statistics
(Unaudited; dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Contract Therapy
Operating revenues	$100,272	$63,053	$203,107	$120,491
Operating expenses	84,438	52,572	174,438	101,921
Division SG&A	5,914	4,590	12,055	8,792
Corporate SG&A	6,682	4,015	13,475	8,109
Depreciation and amortization	2,115	1,173	4,241	2,300
Operating earnings (loss)	$1,123	$703	$(1,102)	$(631)
Operating earnings margin	1.1%	1.1%	-0.5%	-0.5%

Average revenue per location	$88,531	$79,799	$175,521	$156,498
Average number of locations	1,133	790	1,157	770
End of period number of locations	1,110	793	1,110	793

Hospital Rehabilitation Services (HRS)
Operating revenues
Acute	$28,110	$30,321	$57,584	$61,426
Subacute	2,522	2,305	5,097	4,807
Total Inpatient	$30,632	$32,626	$62,681	$66,233
Outpatient	11,171	12,567	22,376	25,411
Total HRS	$41,803	$45,193	$85,057	$91,644
Operating expenses	29,625	32,270	60,832	64,986
Division SG&A	3,726	4,160	7,415	7,875
Corporate SG&A	1,996	2,909	3,994	6,209
Depreciation and amortization	1,043	1,156	2,224	2,351
Operating earnings	$5,413	$4,698	$10,592	$10,223
Operating earnings margin	12.9%	10.4%	12.5%	11.2%

Average number of programs
Acute	113	120	113	120
Subacute	16	16	17	17
Total Inpatient	129	136	130	137
Outpatient	35	43	36	42
Total HRS	164	179	166	179
End of period number of programs
Acute	110	119	110	119
Subacute	16	16	16	16
Total Inpatient	126	135	126	135
Outpatient	35	40	35	40
Total HRS	161	175	161	175

Acute patient days	130,743	141,433	267,247	284,313
Subacute patient days	33,614	32,323	66,413	70,721
Total patient days	164,357	173,756	333,660	355,034

Acute discharges	10,786	11,607	21,879	23,278
Subacute discharges	833	658	1,675	1,501
Total discharges	11,619	12,265	23,554	24,779

Outpatient visits	260,839	292,203	526,506	591,206

Freestanding Hospitals
Operating revenues	$27,008	$16,880	$53,027	$32,033
Operating expenses	22,412	14,263	44,123	27,454
Division SG&A	745	450	1,199	1,112
Corporate SG&A	1,139	1,054	2,224	2,104
Depreciation and amortization	932	611	1,813	1,183
Impairment of intangible asset	4,906	-	4,906	-
Operating earnings (loss)	$(3,126)	$502	$(1,238)	$180
Operating earnings margin	-11.6%	3.0%	-2.3%	0.6%

End of period number of facilities	8	6	8	6
Patient days	23,242	15,048	46,311	28,227
Discharges	1,386	820	2,761	1,545

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